EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-45954, 333-45956, 333-55614, 333-55946 and 333-103475) of Avaya Inc. of our report dated June 13, 2003 relating to the financial statements of the Avaya Inc. Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 13, 2003